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                                                                    EXHIBIT 99.1

            WESTERN PUBLISHING SHAREHOLDERS APPROVE ACQUISITION OF CONTROLLING INTEREST BY WARBURG, PINCUS INVESTMENT GROUP

          Richard E. Synder Becomes Chairman and CEO; New Board Named Company; Changes Name to Golden Books Family Entertainment

          NEW YORK, May 8, 1996 -- Western Publishing Group, Inc. (NASDAQ:WPGI) said today that a previously announced equity infusion to revitalize the Company was approved at a special meeting of shareholders.

          A newly formed company owned by Richard E. Snyder, formerly Chief Executive Officer of Simon & Schuster; Warburg, Pincus Ventures, L.P., a private equity fund managed by E.M. Warburg, Pincus & Co., Inc., a New York venture banking firm; and Barry Diller, Chairman of Silver King Communications and HSN Inc., has invested $65 million in the form of Western Publishing series B convertible stock and will have a controlling interest in the Company.

          Richard A. Bernstein, Chairman and Chief Executive Officer of Western Publishing, has resigned as part of the transaction. Mr. Bernstein has given the investor group an irrevocable proxy to vote the Western shares he controls. Mr. Snyder has been named Chairman and Chief Executive Officer. The Company's corporate headquarters will be located in New York.

          Shareholders also approved a change in the company's name to Golden Books Family Entertainment. The stock will continue to trade on the Nasdaq Stock Market under a new ticker symbol, "GBFE."

          "Golden Books is one of the most recognized and highly regarded brand names in America. Several generations of children have grown up with Golden Books, and as parents they trust its unique appeal. Changing the company's name to Golden Books Family Entertainment reflects the strength of this tradition and the extraordinary value of our brand," said Mr. Snyder. "We see enormous opportunities to enhance the core Golden Books business, bringing quality entertainment and information across a broad range of media to children and their parents."

          "We intend to build a focused family entertainment company that goes well beyond books," Mr. Snyder continued. "Our immediate priority, however, is to revitalize the core Golden Books business. We are putting together a new management team to evaluate the business. We will review all aspects of operations, reinforce brand identity, strengthen the editorial process, broaden distribution, improve the pricing structure and develop new content for Golden Books children and their parents. We see numerous opportunities to strengthen our business with mass market retailers as we work to enter the bookstore market and develop overseas sales. Our challenge in the years ahead will be to grow the Company by unlocking the extraordinary value of this unique brand."
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          Joining Mr. Synder on the Board of Directors are:  Barry Diller; John
Vogelstein, Vice Chairman of E.M. Warburg, Pincus & Co., Inc.; David Tanner, Managing Director of E.M. Warburg, Pincus & Co., Inc.; James A. Eskridge, Senior Advisor of Mattel, Inc.; H. Brian Thompson, Chairman and CEO of LCI International; Linda LeRoy Janklow, Chairman, Lincoln Center Theater; Shahara Ahmad-Llewelyn, Vice Chairman, Philadelphia Coca-Cola Bottling Company Inc.; and Marshall Rose, Managing Partner of The Georgetown Group and Chairman Emeritus of The New York Public Library.

          Golden Books Family Entertainment creates, publishes, and markets story and picture books, interactive electronic books and games, as well as coloring books, activity books and other products for children and families under the Golden Books brand.

Tracey Riese

Golden Books Family Entertainment, Inc.

(212) 753-8500

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